ARTICLES OF CORRECTION
                   TO THE ARTICLES OF AMENDMENT
                 TO THE ARTICLES OF INCORPORATION
                                OF
                         LYRIC ENERGY, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Correction to the Articles of Amendment to the Articles of Incorporation filed July 24, 1987:

     FIRST:  The name of the corporation is Lyric Energy, Inc.
(the"Corporation").

     SECOND: The Articles of Amendment to the Articles of Incorporation filed July 24, 1987 ("Articles of Amendment") erroneously stated that the shares of the Corporation's common stock have no par value. The shares of the Corporation's common stock were designated as $.01 par value in the Corporation's original Articles of Incorporation filed April 25, 1980, and the shareholders of the Corporation did not authorize in 1987 a change in the par value.

     Accordingly, Articles SECOND and FOURTH in the Articles of Amendment should read as follows:

     SECOND: The following amendment was adopted by the shareholders of the corporation on the ninth day of February, 1987, in the manner prescribed by the Colorado
     Corporation Act.

     The aggregate number of shares which the Corporation shall have power to issue shall be two hundred fifty million (250,000,000) shares of $.01 par value common stock. Each share shall have the same rights and privileges as every other share and no distinction between them shall exist.

     FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class whereas follows:

          CLASS                    NUMBER OF SHARES

     Common Stock, $.01 Par Value     38,433,000



                              LYRIC ENERGY, INC.


                              By:    /s/ G.E. Stahl
                                   G.E. Stahl, President